EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

Form S-3	No. 333-28735	Registration and Related Prospectus for 2,000,000 shares of common stock
	No. 333-147754	Registration and Related Prospectus for 485,309 shares of common stock
	No. 333-151657	Registration and Related Prospectus for various classes of shares in the amount of $550,000,000
	No. 333-163402	Registration and Related Prospectus for 4,885,310 shares of common stock
	No. 333-167069	Registration and Related Prospectus for various classes of shares in the amount of $150,000,000

Form S-4	No. 333-170763-11	Registration and Related Prospectus for $400,000,000 of the Company’s 10% Senior Secured Notes due 2015

Form S-8	No. 33-64726	Libbey Inc. Retirement Savings Plan and the Libbey Inc. Supplemental Retirement Plan
	No. 33-80448	Libbey Inc. Stock Option Plan for Key Employees
	No. 33-98234	Libbey Inc. Amended and Restated Stock Option Plan for Key Employees
	No. 333-49082	The 1999 Equity Participation Plan of Libbey Inc.
	No. 333-88752	Libbey Inc. 2002 Employee Stock Purchase Plan
	No. 333-119413	Amended and Restated 1999 Equity Participation Plan of Libbey Inc.
	No. 333-139089	Libbey Inc. 2006 Omnibus Incentive Plan
of our reports dated March 14, 2011, with respect to the consolidated financial statements and schedule of Libbey Inc., and the effectiveness of internal control over financial reporting of Libbey Inc., included in this Annual Report (Form 10-K) of Libbey Inc. for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Toledo, Ohio
March 14, 2011